EXHIBIT 99.1
PRESS RELEASE OF PAYCHEX, INC. DATED SEPTEMBER 26, 2007
PAYCHEX, INC. REPORTS RECORD FIRST QUARTER RESULTS
September 26, 2007
First Quarter Fiscal 2008 Highlights:
•	Net income increased 12% to $151.1 million and diluted earnings per share increased 14% to $0.40 per share.

•	Total revenue increased 10% to $507.1 million.

•	Payroll service revenue increased 8% to $361.5 million and Human Resource Services revenue grew 20% to $113.3 million.

•	Operating income excluding interest on funds held for clients increased 14% to $178.3 million.

•	The Company’s regular quarterly dividend increased 43% to $0.30 per share from $0.21 per share.

•	The Company repurchased $396.5 million, or 8.9 million shares, of its common stock as of August 31, 2007.
     ROCHESTER, NY, September 26, 2007 — Paychex, Inc. (“we,” “our,” or “us”) (NASDAQ:PAYX) today announced record net income of $151.1 million, or $0.40 diluted earnings per share, for the three months ended August 31, 2007 (the “first quarter”), a 12% increase over net income of $135.1 million, or $0.35 diluted earnings per share, for the same period last year. Total revenue was $507.1 million, a 10% increase over $459.4 million for the same period last year.
     “We continued our tradition of record financial results as demonstrated by an excellent first quarter, on track to achieve our eighteenth consecutive year of record revenues and net income,” commented Jonathan J. Judge, President and Chief Executive Officer of Paychex.
     “Our strong balance sheet and liquidity position have allowed us to continue to support our ongoing operations while returning value to our stockholders in the form of dividends and stock repurchases. We increased our quarterly dividend by 43% and commenced a program to repurchase $1.0 billion of our common stock, reflecting our confidence in the long-term growth opportunities of our business. In the first quarter, we repurchased $396.5 million of our common stock for a total of 8.9 million shares and we expect to complete the stock repurchase program in 2007,” added Mr. Judge.
     Payroll service revenue increased 8% to $361.5 million for the first quarter from the same period last year. The increase was due to client base growth, higher check volume, and price increases.
     Human Resource Services revenue increased 20% to $113.3 million for the first quarter from the same period last year. The growth was generated from the following: retirement services client base increased 18% to 45,000 clients; comprehensive human resource outsourcing services client employees increased 22% to 381,000 client employees served; and workers’ compensation insurance client base increased 19% to 65,000 clients. Additionally, the asset value of the retirement services client employees’ funds increased 30% to $8.5 billion.
     Total expenses increased 9% to $296.5 million for the first quarter from the same period last year. Growth in total expenses was a result of increases in personnel related to selling to new clients, retaining clients, and promoting new services.
     For the first quarter, our operating income was $210.6 million, an increase of 13% over the same period last year. Operating income excluding interest on funds held for clients increased 14% to $178.3 million and improved as a percent of service revenues to 38% from 36% for the same period last year.

     Interest on funds held for clients increased 8% to $32.3 million and corporate investment income increased 30% to $12.2 million, attributable to higher average interest rates and higher average investment balances, as summarized below:

	For the three months ended
	August 31,
$ in millions	2007	2006

Average investment balances:
Funds held for clients	$3,094.6	$2,969.2
Corporate investments	$1,227.6	$1,001.0

Average interest rates earned:
Funds held for clients	4.2%	4.0%
Corporate investments	4.0%	3.7%

STOCK REPURCHASE PROGRAM
     In July 2007, we announced our program to repurchase up to $1.0 billion of Paychex, Inc. common stock. Through September 26, 2007, we repurchased 11.2 million shares for a total of $500.0 million. Subject to changes in market conditions, we expect to complete our repurchase program in 2007 and anticipate that our weighted average outstanding shares for the full fiscal year ending May 31, 2008 (“fiscal 2008”) will be approximately 370 million.
OUTLOOK
     Our current outlook for fiscal 2008 has been revised from that provided in our Annual Report on Form 10-K (“Form 10-K”) for the year ended May 31, 2007, incorporating the anticipated impact of lower investment income as a result of funding the stock repurchase program. In addition, this revised guidance reflects the 50 basis point decrease in the Federal Funds rate announced on September 18, 2007. Our anticipated effective income tax rate increased as a result of the lower expected tax-exempt income earned on our investment portfolios as well as the adoption of new accounting guidance related to uncertain tax positions. Our projections are based on current economic and interest rate conditions continuing with no significant changes. Projected revenue and net income growth is as follows:

Payroll service revenue	9%	–	10%
Human Resource Services revenue	20%	–	23%
Total service revenue	11%	–	13%
Interest on funds held for clients	relatively flat
Total revenue	11%	–	13%
Corporate investment income	(40%	) – (	35%)
Net income	12%	–	14%
     The effective income tax rate is expected to approximate 32.5%.
CONFERENCE CALL
     Interested parties may access the webcast of our Earnings Release Conference Call, scheduled for September 27, 2007 at 10:30 a.m. Eastern Time, at www.paychex.com on the Investor Relations page. The webcast will also be archived on the Investor Relations page for approximately one month. Our news releases, current financial information, SEC filings, and investor presentation are also accessible at www.paychex.com. For more information, contact:

Investor Relations:	John Morphy, CFO, or Terri Allen	585-383-3406

Media Inquiries:	Laura Saxby Lynch	585-383-3074

ABOUT PAYCHEX
     Paychex, Inc. is a leading provider of payroll, human resource, and benefits outsourcing solutions for small- to medium-sized businesses. We offer comprehensive payroll services, including payroll processing, payroll tax administration, and employee pay services, including direct deposit, check signing, and Readychex®. Human Resource Services include 401(k) plan recordkeeping, health insurance, workers’ compensation administration, section 125 plans, a professional employer organization, time and attendance solutions, and other administrative services for business. Paychex, Inc. was founded in 1971. With headquarters in Rochester, New York, the company has more than 100 offices and serves approximately 561,000 payroll clients nationwide. For more information about Paychex, Inc. and our products, visit www.paychex.com.
“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
     Certain written and oral statements made by us may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Forward-looking statements are identified by such words and phrases as “we expect,” “expected to,” “estimates,” “estimated,” “current outlook,” “we look forward to,” “would equate to,” “projects,” “projections,” “projected to be,” “anticipates,” “anticipated,” “we believe,” “could be,” and other similar phrases. All statements addressing operating performance, events, or developments that we expect or anticipate will occur in the future, including statements relating to revenue growth, earnings, earnings-per-share growth, or similar projections, are forward-looking statements within the meaning of the Reform Act. Because they are forward-looking, they should be evaluated in light of important risk factors. These risk factors include, but are not limited to, those that are described in our filings with the Securities and Exchange Commission (“SEC”), including the most recent Form 10-K filed on July 20, 2007. Any of these factors could cause our actual results to differ materially from our anticipated results. The information provided in this document is based upon the facts and circumstances known at this time. We undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of issuance of this release, or to reflect occurrence of unanticipated events.

PAYCHEX, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share amounts)

	For the three months ended
	August 31,
	2007	2006	% Change

Revenue:
Payroll service revenue	$361,486	$335,239	8%
Human Resource Services revenue	113,329	94,304	20%

Total service revenue	474,815	429,543	11%
Interest on funds held for clients(1)	32,315	29,831	8%

Total revenue	507,130	459,374	10%

Expenses:
Operating expenses	159,315	148,084	8%
Selling, general and administrative expenses	137,227	124,936	10%

Total expenses	296,542	273,020	9%

Operating income	210,588	186,354	13%

Investment income, net(1)	12,237	9,416	30%

Income before income taxes	222,825	195,770	14%

Income taxes	71,750	60,689	18%

Net income	$151,075	$135,081	12%

Basic earnings per share	$0.40	$0.36	11%

Diluted earnings per share	$0.40	$0.35	14%

Weighted-average common shares outstanding	380,539	380,360

Weighted-average common shares outstanding, assuming dilution	382,255	381,876

Cash dividends per common share(2)	$0.30	$0.16	88%

(1)	Further information on interest on funds held for clients and investment income, net, and the short- and long-term effects of changing interest rates can be found in our filings with the SEC, including our Form 10-K and Quarterly Reports on Form 10-Q, as applicable, under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and subheadings “Results of Operations” and “Market Risk Factors.” These filings are accessible at our website www.paychex.com.

(2)	In October 2006, the Board of Directors declared a 31% increase in the quarterly dividend from $0.16 per share to $0.21 per share. In July 2007, the Board of Directors declared a 43% increase in the quarterly dividend from $0.21 per share to $0.30 per share.

PAYCHEX, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands, except per share amount)

	August 31,	May 31,
	2007	2007

ASSETS
Cash and cash equivalents	$110,614	$79,353
Corporate investments(1)	338,639	511,772
Interest receivable	35,373	53,624
Accounts receivable, net of allowance for doubtful accounts	210,982	186,273
Deferred income taxes	13,085	23,840
Prepaid income taxes	—	8,845
Prepaid expenses and other current assets	26,098	24,515

Current assets before funds held for clients	734,791	888,222
Funds held for clients(1)	3,525,070	3,973,097

Total current assets	4,259,861	4,861,319
Long-term corporate investments(1)	510,465	633,086
Property and equipment, net of accumulated depreciation	260,943	256,087
Intangible assets, net of accumulated amortization	64,767	67,213
Goodwill	440,308	407,712
Deferred income taxes	15,068	15,209
Other long-term assets	6,525	5,893

Total assets	$5,557,937	$6,246,519

LIABILITIES
Accounts payable	$91,807	$46,961
Accrued compensation and related items	99,643	125,268
Deferred revenue	6,705	7,758
Accrued income taxes	47,943	—
Litigation reserve	25,662	32,515
Other current liabilities	45,357	42,638

Current liabilities before client fund deposits	317,117	255,140
Client fund deposits	3,528,373	3,982,330

Total current liabilities	3,845,490	4,237,470
Accrued income taxes(2)	12,885	—
Deferred income taxes	7,318	9,567
Other long-term liabilities	48,122	47,234

Total liabilities	3,913,815	4,294,271

STOCKHOLDERS’ EQUITY
Common stock, $.01 par value; Authorized: 600,000 shares; Issued and outstanding: 374,716 shares as of August 31, 2007, and 382,151 shares as of May 31, 2007, respectively	3,747	3,822
Additional paid-in capital	408,883	362,982
Retained earnings(2)	1,235,588	1,595,105
Accumulated other comprehensive loss	(4,096)	(9,661)

Total stockholders’ equity	1,644,122	1,952,248

Total liabilities and stockholders’ equity	$5,557,937	$6,246,519

(1)	The available-for-sale securities within the funds held for clients and corporate investment portfolios reflected net unrealized losses of $6.3 million as of August 31, 2007, compared with net unrealized losses of $14.9 million as of May 31, 2007. During the first three months of fiscal 2008, the net unrealized loss position ranged from $24.3 million to $6.3 million. The net unrealized loss position of our combined investment portfolios was approximately $0.5 million as of September 21, 2007.

(2)	Effective June 1, 2007, we adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109.” Upon adoption, we recognized the cumulative effect of our uncertain tax positions of $8.4 million, with an offsetting decrease to opening retained earnings. Long-term liabilities on our Consolidated Balance Sheets include a reserve for uncertain tax positions as resolution of these matters is not expected within the next twelve months.